EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

T. Rowe Price OHA Select Private Credit Fund
(Name of Issuer)

T. Rowe Price OHA Select Private Credit Fund
(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$50,106,164(1)	0.0001476	$7,395.67(2)
Fees Previously Paid
Total Transaction Valuation	$50,106,164(1)
Total Fees Due for Filing			$7,395.67(2)
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$7,395.67(2)

(1)
Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of June 30, 2024, of $27.98. This amount is based upon the offer to purchase up to 1,790,785 common shares of beneficial interest, par value $0.01 per share, of T. Rowe Price OHA Select Private Credit Fund.

(2)
Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.